Exhibit 10.1

September 22, 2008

DELIVERED

THIS AGREEMENT is made the 22nd day of September, 2008

BETWEEN:

Neohydro Technologies Corp., (Formerly as Rioridge Resources, Inc.) a Nevada company with its office at 312-2645 Kipling Avenue, Toronto, Ontario, M9V 3S6.

 (“Licensee”)

AND:

Neohydro Corp., a Nevada company with its principal office at 11200 Westheimer, Suite # 900, Houston, Texas, USA, 77048.

(“Licensor”)

AND:

Dean Themy, an individual with an address at 11200 Westheimer, Suite # 900, Houston, Texas, USA, 77048.

(“Themy”)

WHEREAS:

A.

The Licensor carries on the business of the design, manufacture, sale, marketing and distribution of the Licensor’s water sterilization technology, which utilizes innovative high voltage electrolysis devices to transform water. The technology is able to change the nature of the water itself. “Dirty” water becomes usable for many industrial and agricultural applications. “Clean” water becomes a sterilant capable of killing the most harmful of pathogens. The Licensor’s products eliminate biological oxygen demand, algae, bacteria, viruses, fungus and many metals. In today’s lexicon, think of biofilm, salmonella, e-coli, MRSA, HIV, Hepatitis, arsenic and lead, the Licensor’s solution becomes even more important, thereto (the “Business”);

B.

Themy is an officer and director of the Licensor, has a significant interest and role in the success of the Business, and he has agreed to become a limited party to this Agreement to induce the Licensee to complete the transactions contemplated herein;

C.	The Licensee is a US publicly traded corporation trading on the Over The Counter Bulletin Board Stock Exchange; and

D.

The parties’ intention is that the Licensee will, by the Closing Date, acquire the exclusive worldwide marketing, distribution and licensing rights of the Business for the treatment of industrial waste water in industries such as oil and gas production without restriction (the “Industrial License”).

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, and subject to and on the terms and conditions herein set forth, the parties hereto agree as follows:

1.	DEFINITIONS AND INTERPRETATION

	1.1.	Defined Terms. Unless otherwise specifically defined in this Agreement or the context otherwise requires, capitalized terms used in this Agreement shall have the following meanings:

1.1.1.

“Affiliate” shall mean, in relation to any Party, any company or other commercial entity or person which directly or indirectly controls, is controlled by or is under common control with such party or any of such Party’s directors, supervisors or management personnel.

1.1.2.

“Agreement” shall mean this agreement, the recitals hereto and all Schedules attached to this Agreement, in each case, as they may be amended or supplemented from time to time, and the expressions “hereof”, “herein”, “hereto”, “hereunder”, “hereby”, and similar expressions, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement; and unless otherwise indicated, references to Sections and subsections are to sections and subsections in this Agreement.

1.1.3.	“Applicable Law” shall mean any domestic or foreign statute, law, ordinance, regulation, by-law or Order that applies to the Licensee, Licensor, or the Business.

1.1.4.

“Business” shall mean the business of water sterilization using innovative high voltage electrolysis devices to transform water. The technology is able to change the nature of the water itself. “Dirty” water becomes usable for many industrial and agricultural applications. “Clean” water becomes a sterilant capable of killing the most harmful of pathogens. The Licensor’s products eliminate biological oxygen demand, algae, bacteria, viruses, fungus and many metals. In today’s lexicon think of biofilm, salmonella, e-coli, MRSA, HIV, Hepatitis, arsenic and lead, the Licensor’s solution becomes even more important.

1.1.5.	“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which chartered banks in the State of Nevada, USA, are authorized or obligated by law to close.

1.1.6.	“Closing” has the meaning set forth in subsection 6.

1.1.7.	“Closing Date” has the meaning set forth in subsection 6.

1.1.8.

“Confidential Information” shall mean any information disclosed by one Party to the other Party pursuant to this Agreement, including but not limited, to scientific, proprietary, business and financial information. Confidential Information shall not apply to information that was already known by the receiving Party at the time of receipt, or becomes available to the industry or public domain, or is received by the receiving Party from a third party that was not subject to any confidentiality obligation to the disclosing Party.

1.1.9.

“Encumbrance” shall mean any encumbrance of any kind whatever and includes, without limitation, any adverse claim, security interest, mortgage, lien, hypothec, pledge, assignment, charge, trust or deemed trust (whether contractual, statutory or otherwise arising), or any other right, option or claim of others affecting the Business, and any covenant or other agreement, restriction or limitation on the transfer of the License.

1.1.10.

“Environmental Laws” includes all applicable laws, statutes, regulations, by-laws, rules and Orders of any Governmental Authority where the Licensor has carried on business and the common law, relating, in whole or in part, to the environment, and includes those laws relating to the storage, generation, use, handling, manufacture, processing, transportation, import, export, treatment, release or disposal of any Hazardous Substance and any laws relating to asbestos or asbestos-containing materials in the workplace environment.

1.1.11.	“Environmental Permits” includes all certificates, approvals, consents, authorizations, registrations, and licences issued, granted, conferred, created or required by any Governmental Authority pursuant to any Environmental Laws.

1.1.12.	“Equipment” shall mean all plant, machinery and equipment situate on the Lands, whether forming part of the Lands or not, including the plant, machinery and equipment described in Schedule F hereto.

1.1.13.

“Governmental Authority” includes any domestic or foreign government whether state, federal, provincial, or municipal and any governmental agency, governmental authority, governmental tribunal or governmental commission of any kind whatsoever.

1.1.14.

“Hazardous Substance” shall mean any hazardous waste, hazardous substance, hazardous material, toxic substance, dangerous substance or dangerous good or contaminant as defined or identified in any Environmental Law.

1.1.15.

“Industrial License” shall mean the exclusive worldwide marketing, distribution and licensing rights for the treatment of industrial waste water in industries such as the oil and gas industry. The Licensor will grant to the Licensee all of the patent and intellectual rights of the Licensor used in the business of the sale, marketing and distribution of the Licensor’s water sterilization technology, a high voltage electrolysis device that transforms water, solely for industrial applications, including the right to sublicense pursuant to written consent from Licensor, whereby Licensee’s rights are sole and entire and operate to exclude all others, except as otherwise expressly provided herein.

1.1.16.

“Intellectual Property Rights” shall mean any and all inventions, materials, trade secrets, trademarks, technology, formulas, proprietary know how, domain names, logos, designs, plans, information of a scientific or technical nature, processes ideas or other discoveries conceived or reduced to practices, whether patentable or not, that are necessary and useful in the marketing, sale or use of the Licensed Products.

1.1.17.	“License Price” shall mean the price of the Industrial License for the Shares as set forth in Section 3.1 of this Agreement.

1.1.18.	“Licensed Products” shall mean all products that are made, marketed or sold in the Business and pursuant to the Industrial License.

1.1.19.	“License Shares” shall mean the shares in the capital of the Licensee issued by the Licensee to Themy on account of the License Fee as contemplated by subsection 3.4.

1.1.20.

“Loss” shall mean any and all loss, liability, damage, cost or expense actually suffered or incurred by a party resulting from the subject matter of any claim, including the costs and expenses of any action, suit, proceeding, demand, assessment, judgment, settlement or compromise relating thereto

(including legal fees on a solicitor’s and his own client basis), net of any tax savings arising as a result of expensing the same, less the amount of any judgment awarded as a result of any counterclaim or set-off relating to that claim.

1.1.21.	“Material” or “Materially” shall mean having an actual or potential economic impact on the Business of at least $100,000.

1.1.22.	“Material Contracts” shall mean the agreements referred to in Schedule C.

1.1.23.	“Non-Compete Agreement” shall mean the non-competition agreement referred to in subsection 3.1 to be entered into at the Closing by the Licensee, the Licensor and Themy.

1.1.24.

“Order” shall mean any order, judgment, injunction, decree, award or writ of any court, tribunal, arbitrator, Governmental Authority, or other person who is authorized to make legally binding determinations

1.1.25.	“Party” and “Parties” shall mean Licensor and/or Licensee as the case may be.

1.1.26.

“Patents” shall mean existing patents, pending US Patents, future patents and any and all improvements developed by Licensor, relating to the Industrial License, which Licensor may now or may hereafter develop, own or control. Also, any or all patents, which may issue on patent rights and improvements thereof, developed by Licensor and any and all divisions, continuations, continuations-in-part, reissues and extensions of such patents.

1.1.27.

“Permits” shall mean all permits, licences, authorizations, agreements or understandings relating to the Business and issued by any Governmental Authority, or to which any Governmental Authority is a party, including, without limitation, the Environmental Permits and those referred to in Schedule D.

1.1.28.	“Permitted Encumbrances” shall mean the Encumbrances listed in Schedule E hereto.

1.1.29.

“Pollution” shall mean any type of environmental damage or contamination which contravenes any Environmental Law, including, without limiting the generality of the foregoing, damage to or contamination by any substance, waste, or goods including, without limiting the generality of the foregoing, any Hazardous Substance.

1.1.30.	“Shares” shall mean all of the issued and outstanding shares of the Licensee, namely:

* 72,800,000

1.1.31.	“Taxes” shall mean all taxes and similar governmental charges, including:

1.1.31.1.

state, federal, provincial, municipal and local, foreign or other income, franchise, capital, real property, personal property, withholding, payroll, employer health, transfer, sales, use, excise, goods and services, consumption, anti- dumping, countervail and value added taxes, all other taxes of any kind relating to the Licensee, the Licensor, or the Business and imposed any Governmental Authority, whether disputed or not; and

	1.1.31.2.	assessments, charges, duties, fees, imposts, levies or other governmental charges and interest, penalties or additions associated therewith.

1.1.32.

“Tax Returns” shall mean all reports, returns and other documents filed or required to be filed by the Licensee in relation to the Business in respect of Taxes or in respect of or pursuant to any domestic or foreign federal, provincial, state, municipal, territorial or other taxing statute.

1.1.33.	“US Patents” shall mean patents registered in The United States of America.

1.2	.	Schedules. The following Schedules are attached hereto and form part of this Agreement:

		Schedule	Description

		A	Representations, Warranties and Additional Covenants
		B	Tradenames/Trademarks and Patents
		C	Material Contracts
		D	Permits
		E	Permitted Encumbrances
		F	Fixed Plant and Equipment
		G	Customer List
		H	Claims and Proceedings
		I	License Price

2.	GRANT OF LICENSE

2.2.

Licensor hereby grants Licensee an exclusive world wide license (the “Industrial License”) to Licensor’s Intellectual Property Rights for the purposes of using, developing, modifying, marketing, selling, offering or otherwise distributing Licensed Products for the treatment of industrial wastewater, including:

2.2.1.

any present and future Intellectual Property Rights that the Licensor may develop or acquire in and to any related or complimentary “combination” or synergistic technology limited solely to the extent of the Industrial License.

	2.2.2.	Licensor reserves the sole and exclusive right to manufacture the Licensed Products.

2.3.

Licensee must obtain the written consent of Licensor prior to sublicensing any of the rights Licensee has obtained hereunder, which consent shall not be unreasonably withheld. Any permitted sublicense shall state that it is subject to the terms of this Agreement. Licensee shall remain responsible for the performance of its sublicensees and shall use its best commercially reasonable efforts to enforce the terms of the sublicense. Such enforcement shall include termination of the sublicense in the event of breach by the sublicensee.

2.4.

Neither Party will sell, transfer, assign, licence, lease or otherwise dispose of any of their rights or interests under or in relation to the Industrial License, nor to which the Industrial License would apply, without the prior written consent of the other Party. The Parties agree that any sale, transfer, assignment or other disposition of any of their rights or interests in and to the Industrial License that may be permitted will be subject to the terms of this Agreement.

3.	LICENSE PRICE AND CAPITAL COMMITMENTS

3.1.

The License Price for the License, together with the rights and benefits included in the Non-Compete Agreement, the License Price for the Industrial License shall be (US) $1,400,000 (the “License Price”), and shall be allocated as set out in subsection 3.2, and additionally attached as Schedule I. The Licensee shall be responsible for and shall pay any taxes payable upon a transfer of the Industrial License. The Licensor shall take all such actions and do all such things to ensure that they do not default and that they maintain the license in full force and effect until expiry of the Industrial License. In the event, however, that the Licensor default, or anticipate that they will default, under the Industrial License, they shall immediately provide notice to Licensee to enable Licensee, if it so elects in its sole discretion, to remedy such default and to maintain the Industrial License in good standing.

	3.2.	The Licensor will advise the Licensee that additional funding is needed to develop the Business and the Parties accept and agree to the funding schedule as follows:

                    3.2.1. (US)$100,000 on or before September 26, 2008;

3.2.1.1. As the initial payment set out in the funding schedule, this payment shall not be subject to the sixty (60) day notice described in subsection 4.1, but rather shall be subject to a ten (10) day notice period before the Licensor may terminate for non-performance.

	3.2.2.	(US)$150,000 by October 15, 2008;

	3.2.3.	(US)$250,000 by October 30, 2008;

	3.2.4.	(US)$300,000 by January 15, 2009;

	3.2.5.	(US)$300,000 by April 15, 2009; and

	3.2.6.	(US)$300,000 by July 15, 2009.

3.3.

Prior to closing the Licensee shall formalize with the Licensor an irrevocable marketing commitment and strategy for a product and investor awareness marketing campaign for (US) $1,000,000 which will be funded through the Licensee by the issuance of securities.

3.4.

An amount equal to the value of 20% of the issued and outstanding shares of the Licensee by way of the allotment and issuance to Themy of 14,560,000 common shares (the “License Shares”) in the capital of the Licensee, representing 20% of the total issued and outstanding shares of the Licensee as at such time, as soon as the License Price in subsection 3.2.1 is met and in accordance with all Applicable Laws, including, without limitation, the regulations of the Securities Exchange Commission of the United States.

3.5.

Licensee shall pay to Licensor, or its agent as requested by Licensor in writing, a royalty of ten percent (10%) of all gross sales for Products Licensed hereunder (“Royalty”). No Royalty shall be payable on products furnished gratis to Licensee or for review, returned products, destroyed products, products given away free for publicity, promotional purposes, or to introduce additional sales.  Royalties shall be paid quarterly according to Licensee Accounting Department's standard payment schedule.

3.5.1.

Licensee shall keep or cause to be kept complete and accurate records relating to gross sales, royalties and any relevant receipts or expenses in sufficient detail to enable the amounts payable hereunder to be determined. Licensee will permit Licensor, or its representatives to examine pertinent books and records of Licensee as may be reasonably necessary to verify the accuracy of the royalty reports made by Licensee.

3.6.	Additionally, the Licensee shall pay to Licensor (US) $500,000 for the right to market, promote, and distribute the Licensed Products.

4.      TERMINATION

4.1. Notwithstanding any provisions to the contrary, specifically subsection 3.2.1.1, this Agreement may be terminated by either Party in the event of failure by such other Party to fulfill any of its obligations under this Agreement by giving sixty (60) days notice to the non-performing Party; provided, however, that if during the period of such notice, such non-performing Party remedies such failure, this

Agreement shall continue with the same force and effect as if such notice had not been given.

4.2.

This Agreement may be terminated by Licensor in the event that Licensee becomes owned and controlled, directly or indirectly, by a competitor of Licensor in the business of marketing and distribution of the Licensor’s high voltage electrolysis water sterilization technology.

4.3.

Licensor may terminate this Agreement forthwith in the event the Licensee makes an assignment in bankruptcy or an assignment for the general benefit of its creditors, commits an act of bankruptcy or becomes an insolvent person (as such terms are defined in the Bankruptcy & Insolvency Act), if a petition for a receiving order is filed against it, or if proceedings for a proposal to its creditors or the winding up, liquidation or other dissolution of the Distributor should be instituted by or against it under any federal or provincial legislation; and

	4.4.	If a receiver or other custodian of the Licensee’s assets is appointed by private instrument or by court order, or if any of the Licensee’s assets are seized by or on behalf of any creditor.

4.5.

In the event of expiration or termination of this Agreement for any, Licensee’s rights shall cease and Licensee shall promptly cease the sale and distribution of the Licensed Product and, in accordance with Licensor’s request, return or destroy any documentation relating to Licensor’s Intellectual Property Rights.

5.	REPRESENTATIONS AND WARRANTIES

5.1.

Licensor. The Licensor makes representations and warranties hereto to the Licensee, specifically those set out in Schedule A, recognizing that the Licensee is relying on such representations and warranties in entering into the transactions contemplated by this Agreement. All due diligence searches, investigations or inspections by the Licensee up to the Closing Date are without prejudice to the Licensee’s right to rely upon the representations and warranties of the Licensor in entering into the transactions contemplated by this Agreement.

5.2.

Licensee. The Licensee makes representations and warranties hereto to the Licensor, specifically those set out in Schedule A, recognizing that the Licensor is relying on such representations and warranties in entering into the transactions contemplated by this Agreement. All due diligence searches, investigations or inspections by the Licensor up to the Closing Date are without prejudice to the Licensor’s right to rely upon the representations and warranties of the Licensee in entering into the transactions contemplated by this Agreement.

	5.3.	Themy. Themy represents and warrants that prior to this Agreement he has assigned all intellectual property and proprietary information regarding the Business to Licensor.

6.	LICENSEE’S FUNDING COMMITMENTS

6.1.

Business Development. The Licensee shall use its best commercial efforts to raise financing, or to dedicate existing financing and/or resources, in the amount of $1,400,000 for further development of the Business as contemplated in Section 3.

6.2.

Market Awareness. Prior to Closing, the Licensee shall formalize with Licensor an irrevocable marketing commitment and strategy for marketing the Business and for increasing market and investor awareness of the Business, for which the Licensee shall use its best commercial efforts to raise financing, or to dedicate existing financing and/or resources, in the amount of $1,000,000.

7.	CLOSING. The completion of the purchase of the Industrial License as herein contemplated (the “Closing”) shall take place on September 22, 2008.

	7.1.	Licensor’s Deliveries at Closing. At the Closing, the Licensor covenants to deliver to the Licensee the following:

7.1.1. Licensor’s Corporate Resolutions: a certified copy of resolutions of the Board of Directors of the Licensor authorizing:

7.1.1.1. the transfer of the Industrial License to the Licensee;

7.1.1.2. the execution and delivery of this Agreement and all documents to be executed and delivered by Licensor at Closing;

7.1.2.	Non-Compete Agreement: the Non-Compete Agreement duly executed by Themy and Nicholas Kamboras.

7.1.3.	Consents: any consents required to transfer the Industrial License to the Licensee;

7.1.4.

Officer’s Certificates: a certificate of an Officer of the Licensor, certifying on behalf of Licensor, that at and as of the Closing, the representations and warranties contained in this Agreement are true and correct as if made at the Closing and that all covenants, agreements and conditions required by this Agreement to be performed or complied with by Licensor prior to or at the Closing have been performed and complied with; and

7.1.5.	Other Documents: such other documents, certificates, instruments and agreements as are required or contemplated to be delivered by the Licensor pursuant to this Agreement.

7.2. The Licensee’s Deliveries at Closing. At the Closing, the Licensee shall deliver to Licensor:

7.2.1.	Licensee’s Corporate Resolutions: a certified copy of resolutions of the Board of Directors of the Licensee authorizing:

	7.2.1.1.	the purchase of the License by the Licensee;

	7.2.1.2.	the appointment of Dean Themy to the Board of Directors and as President, Principal Executive Officer, Treasurer, Principal Financial Officer, and Principal Accounting Officer of the Licensee;

7.2.1.3. the appointment of Nicholas Kamboras to the Board of Directors and as Secretary of the Licensee;

7.2.1.4. the resignation of Venugopal Rao Balla as President, Principal Executive Officer, Secretary, Treasurer, Principal Financial Officer, Principal Accounting Officer and Director of the Licensee; and

7.2.1.5. the execution and delivery of this Agreement and all documents to be executed and delivered by the Licensee at Closing;

7.2.2.

Officer’s Certificate: a certificate of an Officer of the Licensee, dated the Closing Date, certifying on behalf of the Licensee that at and as of the Closing the representations and warranties of the Licensee contained in this Agreement are true and correct as if made at the Closing and that all covenants, agreements and conditions required by this Agreement to be performed or complied with by the Licensee prior to or at the Closing have been performed and complied with, except as otherwise specifically disclosed to the Licensor by notice in writing; and

7.2.3.	Other Documents: such other documents, certificates, instruments and agreements as are required or contemplated to be delivered by the Licensee pursuant to this Agreement

8.	INDEMNIFICATION

8.1. Indemnification by the Licensor. The Licensor shall indemnify, defend and save harmless the Licensee from and against any and all Loss suffered or incurred by the Licensee arising out of or in connection with:

8.1.1.	any breach of any representation or warranty made or given by the Licensor in this Agreement; and

8.1.2.	any failure by Licensor to observe or perform any covenant or obligation contained in this Agreement or the agreements entered into pursuant hereto be observed or performed by it or an Affiliate.

8.2.

Indemnification by the Licensee. The Licensee shall indemnify, defend and save harmless the Licensor from and against any and all Loss suffered or incurred by Licensor arising out of or in connection with:

		8.2.1.	any breach of any representation or warranty made or given by the Licensee in this Agreement; and

8.2.2.

any failure by the Licensee to observe or perform any covenant or obligation contained in this Agreement or the agreements to be entered into pursuant hereto to be observed or performed by it or an Affiliate.

8.2.3.

any third party’s claim and demands (including, but not limited to, those of Licensee’s customers, officers, directors, employees, agents, consultants, representatives) arising from or related to marketing, selling, distributing or other disposition of the Licensed Products or other related activities by Licensee.

9.	CONFIDENTIAL INFORMATION

9.1.

Each Party shall hold in confidence, and shall not disclose to any person outside its organization, all Confidential Information, and shall use such Confidential Information only for the purpose for which it was disclosed. Each Party shall disclose Confidential Information under this Agreement only to persons within its organization who have a need to know such Confidential Information in the course of the performance of their duties and who are bound to protect the confidentiality of such Confidential Information.

	9.2.	The obligations of the Parties with regard to Confidential Information shall endure for a period of five (5) years after the termination or expiration of the of this Agreement.

9.3.

The receiving Party shall, upon request of the disclosing Party, return all drawings, documents, prototypes and other tangible manifestations of Confidential Information received pursuant to this Agreement (and all copies and reproductions thereof). If a Party is requested pursuant to, or required by, applicable law, regulation or legal process to disclose any of the other Party’s Confidential Information, it will notify such Party promptly (unless prohibited by law) so that such Party may seek an appropriate protective order or other appropriate remedy.

10.	MISCELLANEOUS

	10.1.	Gender and Number. The terms defined in the singular shall have a comparable meaning when used in the plural and vice versa, and words importing gender include all genders.

	10.2.	Currency. All references to currency in this Agreement shall mean United States dollars.

10.3.	Section Headings. The section and subsection headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

10.4.

Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Applicable Law; but if any provision of this Agreement or the application thereof to any Party or circumstance is prohibited by or invalid under Applicable Law, that provision shall be effective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement or the application of such provision to other parties or circumstances.

10.5.

Amendment and Modification; Waiver. This Agreement may only be amended or modified in writing, signed by all of the parties hereto. No waiver in writing of any provision of this Agreement shall constitute a waiver of any other provision nor shall any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided.

10.6.

Further Assurances. The parties will execute and deliver such further documents and do such further and other things as may be necessary to carry out and give effect to the intent of this Agreement and the transactions contemplated hereby.

10.7.

Expenses. Except as otherwise expressly provided in this Agreement and whether or not the transactions contemplated by this Agreement are completed, the parties shall bear their own respective expenses (including, but not limited to, all compensation and expenses of counsel, consultants, actuaries and independent accountants) incurred in connection with this Agreement and the transactions contemplated hereby.

10.8.

Public Disclosure. The parties agree that, except as may be required to comply with the requirements of Applicable Laws, the parties shall keep the terms of this Agreement, and the agreements entered into in relation hereto, confidential.

In this regard, Licensor acknowledge that the Licensee is a publicly traded company and that the Licensee may decide, in its sole discretion, when and how to comply with applicable reporting requirements emerging from its publicly traded status.

10.9.

Assignment. No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto, such consent not to be unreasonably withheld.

10.10.

Parties in Interest. This Agreement shall enure to the benefit of and be binding upon the Parties hereto and their respective successors, heirs or other personal legal representatives and permitted assigns. Except as expressly provided in this Agreement, nothing in this Agreement is intended to confer upon any person other than the Licensee and the Licensor or their respective successors, heirs or other personal legal representatives or permitted assigns, any rights or remedies under or by reason of this Agreement.

10.11.

Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, each of which shall be deemed to be an original by the parties executing such counterpart, but all of which shall be considered one and the same instrument. A signed facsimile or telecopied copy of this Agreement shall be effectual and valid proof of execution and delivery.

10.12.

Performance on Holidays. If any action is required to be taken pursuant to this Agreement on or by a specified date which is not a Business Day, then such action shall be valid if taken on or by the next succeeding Business Day.

10.13.

Notices. All notices hereunder shall be deemed given if in writing and delivered personally or sent by facsimile or by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other addresses as shall be specified by like notice):

10.13.1. if to Themy, to:

11200 Westheimer
Suite # 900
Houston, Texas, 77048
Tel: (801) 897-6793

Attention:	Dean Themy
Fax No.:	832-295-4877

10.13.2.	if to the Licensee, to:

312-2645 Kipling Avenue
Toronto, Ontario M9V 3S6
Canada.
Tel: (416) 745-4355

Attention: ________________
Fax No.: _________________

10.13.3.	if to Licensor to:

11200 Westheimer
Suite # 900
Houston, Texas, 77048
Tel: (801) 897-6793

Attention:	Dean Themy
Fax No.:	832-295-4877

Any notice given by mail shall be effective, if mailed at any other time than during a general discontinuance of postal service due to strike, lockout or otherwise, on the fourth Business Day after the post-marked date thereof. Any notice given by facsimile shall be effective on the Business Day following the sending. Any notice delivered personally shall be effective at the time it is delivered to the applicable address noted above either to the individual designated above or to an individual at such address having apparent authority to accept deliveries on behalf of the addressee. In the event of a general discontinuance of postal service due to strike, lock-out or otherwise, notices or other communications shall be delivered personally or by facsimile.

10.14.

Governing Law. This letter agreement shall be construed in accordance with the laws of the State of Nevada and the federal laws of the United States of America applicable therein, and any disputes in relation to this letter of intent shall be heard in Nevada courts, and each party hereto irrevocably and unconditionally attorns to the exclusive jurisdiction of the Nevada courts. This letter agreement is the entire agreement between the parties pertaining to the subject matter hereof, and supersedes all prior agreements, correspondence and negotiations between the parties hereto including, without limitation, the letter of intent between the parties dated July 21, 2008.

10.15.

Entire Agreement. This Agreement constitutes the entire agreement between the parties, and supersedes all agreements, discussions, negotiations and understandings, whether written or oral, between the parties up to the date hereof pertaining to the subject matter herein including, without limitation, the Letter of Intent dated “July 21, 2008”.

It is understood that this letter agreement will result in a LEGALLY BINDING AGREEMENT between Licensee and the Licensor. The Licensor confirm that they have read and understood this agreement, and that they have sought the advice of their legal counsel as to the meaning and implications of this Agreement.

If the foregoing terms of this letter agreement accurately reflect your understanding of our agreement as at the date hereof, please acknowledge your agreement in the space indicated below.

Yours very truly,

Neohydro Technologies Corp.

Per:  VENUGOPAL RAO BALLA

The foregoing terms and conditions of this letter agreement are hereby acknowledged and agreed to this 22nd day of September, 2008.

Neohydro Corp.

Per:       DEAN THEMY
             Dean Themy, President

Dean Themy, individually
Acknowledged and agreed only to the limited extent specifically referenced in this Agreement

             DEAN THEMY
             Dean Themy

SCHEDULE A (Part I)

REPRESENTATIONS, WARRANTIES AND ADDITIONAL COVENANTS OF THE LICENSOR

1.	Incorporation and Qualification. The Licensor is a company duly incorporated, organized and validly subsisting under the laws of the state of Nevada.

2.

Authority, Filings, Consents and Approvals. The Licensor has the corporate power and authority to enter into this Agreement and to perform the transactions contemplated by this Agreement. This Agreement has been duly authorized, executed and delivered by the Licensor and constitutes a legal, valid and binding obligation of the Licensor, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. No other proceedings on the part of the Licensor are necessary to authorize the entering into of this Agreement and the consummation of the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the agreements contemplated herein will not require the Licensor to obtain any consent, waiver, authorization or approval of, or make any filing with or give notice to, any person, except for any such consents, waivers, authorizations or approvals which the failure to obtain would not be reasonably likely to materially delay the Licensor’s ability to have a material adverse effect on the Business.

3.

Corporate Records. All transactions of the Licensor have been promptly and properly recorded or filed in or with its respective books and records, and the minute books contain complete and accurate records of the meetings and proceedings of shareholders and directors thereof.

4.	Company Directors. The directors and officers of the Licensor are as follows:

Directors Officers

Dean Themy Dean Themy

5.	Liabilities. The Licensor has no liabilities of any kind whatsoever, contingent or non- contingent including, without limitation, liabilities in relation to Taxes.

6.

Assets. The Licensor has good and marketable, legal and beneficial title to all assets, free and clear of all Encumbrances, except for the Permitted Encumbrances. The assets constitute all of the property, rights and other assets used by the Licensor, or which are necessary or desirable to conduct the Business as conducted prior to the date hereof. Without limiting the generality of the foregoing, none of the personal property or the fixed plant and equipment is leased or otherwise used in the Business subject to any agreement with any third party.

6.1.

Condition of Assets. The assets are in good working condition, have been properly maintained in the ordinary course of business and are suitable for the operation of the Business as now operated by Licensor.

7.	Inventory. All of the Inventory is usable and saleable in the ordinary course of the Business.

8.	Fixed Plant and Equipment.

	8.1.	The Fixed Plant and Equipment are free and clear of any material Pollution;

8.2.

there are no outstanding work orders or deficiency notices against the Licensor, or other Orders relating to the Fixed Plant and Equipment from or required by any police or fire department, sanitation or health authorities or from any other Government Authority, or any matters under discussion with any such departments or authorities relating to work or other Orders;

8.3.

the location, operation and construction of the Fixed Plant and Equipment and all other improvements on the Lands comply with all Applicable Laws including, without limitation, all zoning requirements, municipal by-laws and Environmental Laws, and none of the Fixed Plant and Equipment or any other improvements on the Lands encroach upon any easement or utility right of-way on such lands or upon lands adjacent to the Lands and the Fixed Plant and Equipment and all other improvements on such lands are not in contravention in whole or in part of any restrictive covenant of any other Encumbrance on title to such lands; and

9.

Environmental Compliance. Except in compliance with Environmental Laws the Licensor has not caused or permitted, nor has any knowledge of, any material release or disposal by any person of any Hazardous Substance on or from any premises formerly or presently used in the Business. All Hazardous Substances generated, handled, stored, treated, processed, transported or disposed of in the course of the Business have been generated, handled, stored, treated, processed, transported or disposed of in all material respects, in compliance with applicable Environmental Laws and the Environmental Permits.

10.

Intellectual Property Rights. Schedule B sets forth a true and complete list of all patents and trademarks, registered or unregistered, owned by or licensed to the Licensor and used in the Business. The Intellectual Property Rights constitute all of the intellectual property necessary to process, market and sell the products of the Business in the manner presently conducted by the Licensor. The Licensor does not use any trademarks or patents other than those listed in Schedule B, nor does it use any other intellectual property of any third party that it is not licensed or otherwise entitled to use. All registrations with respect to Intellectual Property are valid, current and in good standing.

11.	Payment of Taxes. The Licensor has paid all Taxes due and payable in relation to the Business and has paid all assessments that the Licensor has received in respect of Taxes.

12.

Contracts. The Licensor is not a party to, or bound by, any material contract, agreement or commitment of any kind in relation to the Business other than this Agreement and the Material Contracts, as set out in Schedule C. The Material Contracts are in full force and effect. There is not any pending or threatened cancellation, existing default, or event under any of the Material Contracts which, after notice or lapse of time, or both, would constitute a default under any of the Material Contracts and all of the Material Contracts are terminable on reasonable notice as required by Applicable Law if termination of any of the Material Contracts is not expressly provided for in any of the Material Contracts, or 60 days’ notice or less if termination of any of the Material Contracts is expressly provided for in any of the Material Contracts. All quotations and price lists provided and outstanding to customers of the Business up to the Closing contain normal business terms for the Business and have been provided in the ordinary course of the Business.

13.

Major Suppliers and Customers. Schedule G, Customer List, contains accurate sales data, including all customers of the Business and volumes of sales to each such customer, for the six months immediately prior to the date hereof, and all customers of the Business (name and address only) for the five years immediately prior to the date hereof. The Licensor is not aware of any intention of any customer of the Business to change any material terms upon which it will conduct business with the Purchaser as owner of the Business in the future.

14.

Occupational Health and Safety. There are no outstanding inspection orders or charges or any other Orders made against the Licensor or the Business. The Licensor is in compliance with all occupational health and safety rules and regulations in all material respects in relation to the Business and there are no outstanding violations of such rules and regulations.

15.

Workers’ Compensation. There are no notices of reassessment or penalty assessment or any other communications related thereto which the Licensor has received from any Governmental Authority relating to any workers’ compensation regime or any similar regulatory regime administered by a Governmental Authority, and there are no assessments relating to such regimes that are unpaid on the date hereof.

16.

Permits. The Licensor owns, possesses and is in compliance with, all Permits required by any Governmental Authority and necessary to conduct the Business. Schedule D sets forth a list of all Permits required to conduct the Business, all of which Permits are in good standing.

17.	Absence of Legal Conflicts. The execution, delivery, and performance of the transactions contemplated by this Agreement will not:

	17.1.	conflict with or violate the constitutional documents of the Licensor, or any resolution of the directors or shareholders of the Licensor;

	17.2.	conflict with or violate any Applicable Law; or

17.3.

result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the assets pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, licence, permit, franchise or other instrument or obligation to which the Licensor is a party in relation to the

Business or by which the Business or the assets is bound or affected, which, in any such case, would prohibit or delay such Parties’ ability to perform their respective obligations under this Agreement.

18.

Litigation. There are no claims, actions, proceedings, suits, investigations or reviews pending or threatened against the Licensor or otherwise in relation to the Business or the assets or the Shares, before or by any Governmental Authority, except as described in Schedule H.

19.	Conduct of Business - Changes. Since January 30, 2008:

	19.1.	the Licensor has conducted the Business in the ordinary course, using reasonable efforts to preserve the Business;

	19.2.	there has not been any material adverse change in the Assets, affairs or financial condition of the Business;

	19.3.	the Licensor has not:

		19.3.1.	increased the compensation paid or payable to any of the Employees or increased the benefits to which the Employees are entitled or provided any new benefits for any such employees; or

		19.3.2.	modified, amended or terminated any contract to which it is or was a party in relation to the Business, except in the ordinary course of business with a view to the best interests of the Business.

20.

Copies of Documents etc. True and complete copies of the documents and agreements listed in the Schedules hereto which are in writing have been, or will, prior to Closing be, made available to the Licensee and its representatives for review.

SCHEDULE A (PART II)

REPRESENTATIONS AND WARRANTIES OF THE LICENSEE

The Licensee represents and warrants to the Licensor as follows, recognizing that the Licensor is relying on such representations and warranties in entering into the transactions contemplated by this Agreement:

1.	Incorporation and Qualification. The Licensee is a company duly incorporated, organized and validly subsisting under the laws of the state of Nevada.

2.

Authority, Filings, Consents and Approvals. The Licensee has the corporate power and authority to enter into this Agreement and to perform the transactions contemplated by this Agreement. This Agreement has been duly authorized, executed and delivered by the Licensee and constitutes a legal, valid and binding obligation of the Licensee, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. No other proceedings on the part of the Licensee are necessary to authorize the entering into of this Agreement and the consummation of the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the agreements contemplated herein will not require the Licensee to obtain any consent, waiver, authorization or approval of, or make any filing with or give notice to, any person, except for any such consents, waivers, authorizations or approvals which the failure to obtain would not be reasonably likely to materially delay the Licensee’s ability to perform its obligations hereunder.

3.

Corporate Records. All transactions of the Licensor have been promptly and properly recorded or filed in or with its respective books and records, and the minute books contain complete and accurate records of the meetings and proceedings of shareholders and directors thereof.

4.	Absence of Legal Conflict. The execution, delivery, and performance of the transactions contemplated by this Agreement will not:

	4.1.	conflict with or violate the constitutional documents of the Licensee;

	4.2.	conflict with or violate any Applicable Law; or

4.3.

result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any note, bond, mortgage, indenture, contract, agreement, lease, licence, permit, franchise or other instrument or obligation to which the Licensee is a party or by which the Licensee or any of its properties is bound or affected, which, in any such case, would prohibit or delay the Licensee's ability to perform its obligations under this Agreement.

SCHEDULE B

TRADENAMES/TRADEMARKS/CORPORATE NAMES/PATENTS

•	Neohyro.com

•	Neohyrotech.com

•	Neohydro TM

•	Neohydro TM

•	Neohydro Technologies TM

•	Brinecell TM

•	Proprietary manufacturing methods and trade secrets relating to:

the production of power supplies;
electrodes; and
necessary related materials of the high voltage electrolysis devices.

•	Patent pending NO. 60/802,522

SCHEDULE C
MATERIAL CONTRACTS

•	nil

SCHEDULE D
PERMITS

•	nil

SCHEDULE E
PERMITTED ENCUMBRANCES

•	nil

SCHEDULE F

FIXED PLANT AND EQUIPMENT

•	nil

SCHEDULE G
CUSTOMER LIST

•	nil

SCHEDULE H
CLAIMS AND PROCEEDINGS

•	nil

SCHEDULE I
LICENSE PRICE

(US)$100,000 on or before September 22, 2008,

(US)$150,000 by October 15, 2008;

(US)$250,000 by October 30, 2008;

(US)$300,000 by January 15, 2009;

(US)$300,000 by April 15, 2009; and

(US)$300,000 by July 15, 2009.